HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________
Will Hart                                             Facsimile:  (303) 839-5414
                                  (303) 839-0061


                                  June 23, 2017


Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   HDView 360, Inc.
            Registration Statement on Form S-1
            File No. 333-218000
            Accession No. 0001004878-17-000115


     This office represents HDView 360, Inc. (the "Company"). On behalf of the Company, we request that the above-captioned registration statement, filed on May 15, 2017, be withdrawn. The reason for this request is per the Staff's comments.


                                           Very Truly Yours,

                                           HART & HART, LLC

                                            /s/ William T. Hart

                                           By
                                               William Hart














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